Exhibit 23.4

Consent of Independent Auditors

The Board of Directors

Fyffes plc:

We consent to the use of our report dated 29 April 2014, with respect to the group balance sheets of Fyffes plc and subsidiaries as of 31 December 2013 and 2012, and the related group statements of income, comprehensive income, movement in equity, and cash flows for each of the years in the three-year period ended 31 December 2013, included herein, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG

Dublin, Ireland

24 July 2014